AGREEMENT WITH CONSULTANT


1. INTRODUCTION: Agreement dated April 24, 2001, by and between Robert J. Hay, 23 Colleton River Drive, Bluffton, S.C. 29910 (Consultant), and Foamex L.P. with principal offices at 1000 Columbia Avenue, Linwood, PA 19061 (Client).

2. RETENTION AND DESCRIPTION OF SERVICES: During the term of this Agreement, Consultant will furnish consulting services and advice on business and manufacturing initiatives for Client's joint venture in Asia and other services as directed by the CEO or the Board of Directors of Client.
     Consultant's services will be available to Client for a maximum of (30) thirty days per year.

3. TERM OF AGREEMENT: The term of this Agreement shall be two years beginning July 1, 2001. This Agreement will renew automatically for successive one-year terms unless Client provides notice to consultant of its intent to terminate the agreement at least (30) thirty days prior to the expiration of any one year term. Consultant may terminate this Agreement at any time, provided that Consultant provides Client a minimum of (30) thirty days notice.

4. WHERE SERVICES ARE TO BE PERFORMED: Consultant's services will be performed at the Client's Linwood, Pennsylvania office and such other United States and foreign locations that are appropriate as deemed by Client. Meetings will be scheduled in advance with defined objectives.

5. COMPENSATION: Client will pay Consultant a consulting fee of five thousand dollars ($5,000) per month for work performed by under this Agreement. Payment to Consultant shall be made at the conclusion of each month upon receipt of and approval of Consultant's invoice for services and expenses.

6. REIMBURSEMENT OF TRAVEL AND OTHER EXPENSES: Client will reimburse Consultant for all authorized expenses incurred by Consultant for travel or other reasonable expenses as required in connection with the furnishing services under this Agreement. Reimbursement of travel expenses shall be made on the basis of itemized statements submitted by Consultant and including, whenever possible, actual bills, receipts, or other evidence of expenditures.

7. CONSULTANT AN INDEPENDENT CONTRACTOR: Consultant will furnish Consultant's services as an independent contractor and not as an employee of client or of any company affiliated with Client. If Client or any of its affiliated companies is required to pay or withhold any taxes or make any other payment with respect to

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8.   fees payable to  Consultant  pursuant to this  Agreement,  Consultant  will reimburse Client or the affiliated company in full for taxes required to be withheld from any sum due Consultant.

9.   CONSULTANT NOT TO ENGAGE IN CONFLICTING ACTIVITIES:

     (a) In consideration of the Client's entering into this Agreement, Consultant agrees that during the period of this Agreement hereunder, and for a further period of three months thereafter, he shall not, directly or indirectly:

          (1) solicit, raid, entice or induce any employee or customer of the Client or any of its subsidiaries or affiliates to be employed or serviced or supplied, as the case may be, by any person, firm or corporation which is, directly or indirectly, in competition which is, directly or indirectly, in competition with the business or activities of the Client or any of its subsidiaries or affiliated companies;

          (2)  approach any such employee for these purposes; or

          (3) authorize or knowingly approve the taking of such actions by other persons on behalf of any such person, firm or corporation, or assist any such person, firm or corporation in taking such action; or

          (4) during the term of this Agreement by the client, whether under this agreement or otherwise, Consultant agrees that he shall not directly or indirectly, own, control, participate in, invest in, or otherwise acquire an equity position in, whether as a shareholder, partner, joint venture, investor or otherwise, any business entity which is in competition with the business of the Client. Nothing herein contained shall be deemed to prohibit Consultant form investing his funds in securities of a company if the securities of such company are listed for trading on a national stock exchange or traded in the over-the-counter market and Consultant's holdings therein represent less than one percent (1%) of the total number of shares or principal amount of other securities of such company outstanding.

     (b) Consultant acknowledges that the provisions of this Section 9 are reasonable and necessary for the protection of the Client, and that each provision, and the period of time and types and scope of restrictions on the activities specified herein are, and are intended to be, divisible. In the event that any provision of this section or the Agreement, including any sentence,

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          clause or part hereof,  shall be deemed  contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provision shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and unenforceable.

10. TRADE SECRETS AND INVENTIONS: Consultant will treat as proprietary any information belonging to Client, its affiliated companies, or any third parties, disclosed to Consultant in the course of Consultant's services. Consultant assigns and agrees to assign to Client or its nominee all rights in inventions or other proprietary information conceived by Consultation during the term of this Agreement with respect to any work that Consultant performs under this Agreement.

11. INSIDE INFORMATION - SECURITIES LAWS VIOLATIONS: In the course of the performance off Consultant's duties, it is expected that Consultant will receive information which is considered material inside information within the meaning and intent of the Federal Securities Laws, Rules and Regulations. Consultant will not disclose this information to others except as authorized by Client and will not use this information directly or indirectly for Consultant or as a basis for advise to any other party concerning any discussion to buy, sell, or otherwise deal in Client's securities or those of any of its affiliated companies.

12. GOVERNING LAW: This Agreement is subject to and shall be interpreted in accordance with the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto having reviewed the terms and conditions set forth above have signed this Agreement on the date first referenced above.

__________________________                  ________________________
Robert J. Hay                               By: James Van Horn
Consultant                                  Foamex LP
                                            Client

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